SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by Party other than the Registrant [ ]
Check the appropriate box:
  [   ]  Preliminary Proxy Statement
  [   ]  Confidential, for Use of the Commission Only
         (as permitted by Rule 14-6(e)(2))
  [ X ]  Definitive Proxy Statement
  [   ]  Definitive Additional Materials
  [   ]  Soliciting Material Pursuant to Sec. 240.14a-12

                        BNP Residential Properties, Inc.


Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)   Proposed maximum aggregate value of transaction:
         5)   Total fee paid:

  [   ]  Fee paid previously with preliminary materials

  [   ]  Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

BNP Residential Properties, Inc.
-------------------------------------------------------------------------------
301 South College Street, Suite 3850, Charlotte, NC  28202-6024,
Telephone 704/944-0100


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 28, 2003


      The annual meeting of shareholders of BNP Residential Properties, Inc. (the "company"), will be held at the Hilton Hotel, 222 East Third Street, Charlotte, North Carolina, on Wednesday, May 28, 2003, at 2:00 p.m., for the following purposes:

1. To elect three directors, one of whom will be the Series B director elected by the holders of our Series B Cumulative Convertible Preferred Stock; and
2. To transact such other business that may properly come before the meeting or any adjournments thereof.

     April 3, 2003, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      We cannot conduct the proposed business at the annual meeting unless the holders of a majority of the votes entitled to be cast are present in person or by proxy. Therefore, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                     By Order of the Board of Directors,


                                     PHILIP S. PAYNE

                                     Executive Vice President, Treasurer and
                                     Chief Financial Officer

April 15, 2003


-------------------------------------------------------------------------------
                                    IMPORTANT
      Shareholders can help the company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy. Please mark, date, sign and return the enclosed proxy in order that the necessary quorum may be represented at the meeting. The enclosed envelope requires no postage if mailed in the United States.
-------------------------------------------------------------------------------

BNP Residential Properties, Inc.
-------------------------------------------------------------------------------
301 South College Street, Suite 3850, Charlotte, NC  28202-6024,
Telephone 704/944-0100

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 28, 2003

April 15, 2003

      The Board of Directors of BNP Residential Properties, Inc. solicits the enclosed proxy for use at the annual meeting of shareholders to be held on Wednesday, May 28, 2003. We expect to mail the proxy, proxy statement and notice of meeting to shareholders on April 18, 2003.

      Holders of record of shares of BNP Residential Properties, Inc. common stock and Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") as of the close of business on April 3, 2003, the record date, are entitled to receive notice of the meeting. The holders of common stock will be entitled to vote on the election of the directors, except for the Series B director, and on all other matters that come before the meeting. The holders of Series B Preferred Stock will be entitled to vote on the election of the Series B director only. A shareholder of record on the record date is entitled to one vote for each share held.

      The holders of a majority of the outstanding shares of common stock and Series B Preferred Stock entitled to vote at the meeting will constitute a quorum. At the close of business on April 1, 2003, there were 5,848,652 shares of common stock issued and outstanding, and 454,545 shares of Series B Preferred Stock issued and outstanding.

      You may revoke your proxy at any time before it is exercised by filing with the company a written notice of your revocation, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person. Executing your proxy will not, in any way, affect your right to attend the meeting, revoke your proxy and vote in person.

      Every proxy returned in time to be voted at the meeting will be voted. If a specification is made with respect to any proposal, the proxy will be voted accordingly. If the Proxy is executed but no instruction is given, the votes will be cast "FOR" the nominees for directors and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof, unless otherwise indicated.

      With respect to Proposal One, Election of Directors, the two nominees receiving the highest number of votes from the holders of common shares will be elected, and the nominee receiving the highest number of votes from the outstanding shares of Series B Preferred stock will be elected. Abstentions on Proposal One, Election of Directors, will not affect the election of the candidates receiving the most votes. No appraisal or dissenters' rights are available with respect to any matters to be voted upon at the meeting.

      The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by such proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy, unless a contrary intent is specified by the shareholder.

      Your vote is important. If you cannot attend the meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.

                                    By Order of the Board of Directors,

                                    PHILIP S. PAYNE

                                    Executive Vice President, Treasurer, and
                                    Chief Financial Officer

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS

      Our Board of Directors consists of seven directors. Our bylaws provide that directors' terms of office expire on a staggered basis. Terms of office for
B. Mayo Boddie and W. Michael Gilley expire at the 2003 annual meeting of shareholders. Messrs. Boddie and Gilley are nominees for election to the Board of Directors to serve for a period of three years, until the 2006 annual meeting, or until each director's successor is elected and qualified.

      Under our Articles of Incorporation, the holders of a majority of the Series B Preferred Stock are entitled to nominate and elect one director (the "Series B director") to serve until the next annual meeting, or until his successor is elected and qualified. Peter J. Weidhorn has been nominated for election as the Series B director.

      The current directors hold office for the terms described below or until their successors are elected and qualified. We have set forth below a listing and brief biography of each of the current directors, including those persons nominated for election to the Board of Directors:

           Name                 Age                        Position                        Director Since
---------------------------- ---------- ------------------------------------------------ -------------------
Directors serving until the 2005 annual meeting:
D. Scott Wilkerson               45     Director, President and                          December 1997
                                           Chief Executive Officer
Paul G. Chrysson                 48     Director                                         December 1997

Directors serving until the 2004 annual meeting:
Philip S. Payne                  51     Director, Executive Vice President,              December 1997
                                           Treasurer and Chief Financial Officer
Stephen R. Blank                 57     Director                                         May 1999

Directors serving until the 2003 annual meeting and current nominees:
B. Mayo Boddie                   73     Director, Chairman of the Board                  April 1987
W. Michael Gilley                47     Director                                         December 1997
Peter J. Weidhorn                56     Series B Director                                December 2001

      B. Mayo Boddie--Chairman of the Board of Directors. Mr. Boddie was one of our founders and a co-founder of Boddie-Noell Enterprises, Inc. ("Enterprises") in 1961. He serves as Chairman of the Board of Directors of both companies. Mr. Boddie served as chief executive officer of the company from its inception until April 1995.

      D. Scott Wilkerson--Director, President and Chief Executive Officer. Mr. Wilkerson joined BT Venture Corporation, which was subsequently purchased by the company, in 1987 and served in various officer-level positions, including Vice President of Administration and Finance and Vice President for Acquisitions and Development before becoming President in

January 1994. He was named Chief Executive Officer in April 1995 and a Director in December 1997. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP, in Charlotte, North Carolina, serving as tax manager from 1985 to 1986. His specialization was in the representation of real estate investors, developers and management companies. Mr. Wilkerson received a BS degree in accounting from the University of North Carolina at Charlotte in 1980. He is a certified public accountant and licensed real estate broker. He serves on the boards of directors of the National Multi Housing Council and the Apartment Association of North Carolina, is vice president of the Apartment Association of North Carolina, and he is a past president of the Charlotte Apartment Association. He is active in various professional, civic and charitable activities.

      Philip S. Payne--Director, Executive Vice President, Treasurer and Chief Financial Officer. Mr. Payne joined BT Venture Corporation, which was subsequently purchased by the company, in 1990 as Vice President of Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995 and a Director in December 1997. From 1987 to 1990, he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987, he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law, and he currently maintains his license to practice law in Virginia. He received a BS degree from the College of William and Mary in 1973 and a JD degree in 1978 from the same institution. He serves on the board of directors of the National Multi Housing Council and is a member of the Urban Land Institute.

      Stephen R. Blank--Director. Mr. Blank is a Senior Fellow, Finance, with the Urban Land Institute, and an Adjunct Professor at the Columbia University Graduate School of Business. From 1993 to 1998, he was the Managing Director for Real Estate Investment Banking with CIBC Oppenheimer Corp. He is an independent trustee of Ramco-Gershenson Properties Trust and Atlantic Realty Trust, and serves on the boards of directors of WestCoast Hospitality Corporation and MFA Mortgage Investments, Inc.

      Paul G. Chrysson--Director. Mr. Chrysson is President of C.B. Development Company, Inc., a developer of single-family and multi-family residential properties. Mr. Chrysson is a member of the Board of Advisors of Wachovia Bank (Forsyth County). He is a former director of Triad Bank and United Carolina Bank (North Carolina) and has served on the boards of various charitable organizations. He has been a licensed real estate broker since 1974 and has been actively involved in construction since 1978.

      W. Michael Gilley--Director. Mr. Gilley is a private real estate investor and developer of single-family and multi-family residential properties. From January 1995 to January 1997, he was Executive Vice President of Greenbriar Corporation. He also served on their board of directors from September 1994 to September 1996. He has been a licensed real estate broker since 1984.

      Peter J. Weidhorn--Series B Director. Mr. Weidhorn is a Director of Real Estate Management/Acquisition at the Kushner Companies. From 1998 to 2000, he was Chairman of the Board, President and Director of WNY Group, Inc., a real estate investment trust that owned and operated 8,000 apartment units throughout New Jersey, Pennsylvania, Delaware and Maryland prior to its sale to the Kushner Companies. From 1981 to 1998, he was President of WNY Management Corp. Mr. Weidhorn serves on the boards of directors of Monmouth Real Estate Investment Corporation and The Community Development Trust, and is president of the New Jersey Apartment Association. He is active in various professional, civic and charitable activities.

Recommendation of the Board of Directors

      The Board of Directors of the company recommends the common shareholders vote FOR B. Mayo Boddie and W. Michael Gilley as directors to hold office for the three-year terms, expiring at the 2006 annual meeting of shareholders, or until their successors are elected and qualified.

      The Board of Directors of the company recommends the holders of Series B Preferred stock vote FOR Peter J. Weidhorn as the Series B director for a one-year term until the next annual meeting, or until his successor is elected and qualified.

Committees of the Board of Directors; Meetings

      The Board of Directors met eight times during the year ended December 31, 2002, including five meetings held by telephone. The Board of Directors has two committees - the Audit Committee and the Management Compensation Committee.

      The Audit Committee currently consists of Messrs. Blank (Chairman), Gilley and Weidhorn. The committee recommends to the Board of Directors the engagement of the independent public accountants of the company and reviews with the independent public accountants the scope and results of the company's audits and the company's internal accounting controls. During 2002, the Audit Committee held two meetings.

      The Management Compensation Committee currently consists of Messrs. Chrysson (Chairman), Blank, Gilley, and Weidhorn. In addition, Douglas E. Anderson, who is a non-compensated officer of the company, attends the Management Compensation Committee meetings in an advisory capacity. The committee is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management. During 2002, the Management Compensation Committee held one meeting.

Compensation of Directors

      During 2002, we paid directors' fees to each director who is not an executive officer of the company. During the year ended December 31, 2002, Messrs. Boddie, Blank, Chrysson, Gilley, and Weidhorn were each paid annual retainers of $10,000 plus fees totaling $3,200 each for participation in board meetings and approximately $200 each for participation in committee meetings. Messrs. Wilkerson and Payne did not receive any compensation for their service as directors.

Compensation Committee Interlocks and Insider Participation

      Messrs. Blank, Chrysson, Gilley and Weidhorn serve on the Management Compensation Committee. In addition, Mr. Anderson attends the meetings of the committee on an advisory basis. Mr. Anderson is an uncompensated officer of the company. (See "Certain Relationships and Related Transactions.")


                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. We reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, we have discussed with the independent auditors their independence from management and the company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and we considered the compatibility of non-audit services with the auditors' independence.

      We discussed with the company's independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee held two meetings during fiscal 2002.

      We relied on the reviews and discussions referred to above. Based on this reliance, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. We recommended, and the Board approved, the selection of Ernst & Young LLP as the company's independent auditors for the fiscal year ending December 31, 2003.

      The Audit Committee consists entirely of non-employee directors who are independent, as defined in Section 121(A) of the American Stock Exchange's listing standards. The Board of Directors amended its charter for the Audit Committee in February 2003, a copy of which is included as Exhibit A to this proxy statement.

                                         Audit Committee

                                             Stephen R. Blank
                                             W. Michael Gilley
                                             Peter J. Weidhorn


                             EXECUTIVE COMPENSATION

      The following tables provide information regarding the annual and long-term compensation of our chief executive officer, and the other most highly paid executive officers whose total salary and bonus exceeded $100,000 in 2002. We refer to them as the "named executive officers."

                           Summary Compensation Table


                                                               Annual Compensation
                                                           --------------------------------
               Name and Principal Position       Year         Salary          Bonus
-------------------------------------------------------------------------------------------
D. Scott Wilkerson, President and                2002           $200,000        $25,000
   Chief Executive Officer                       2001            200,000              0
                                                 2000            176,000              0

Philip S. Payne, Executive Vice President,       2002           $200,000        $25,000
   Treasurer and Chief Financial Officer         2001            200,000              0
                                                 2000            176,000              0

Pamela B. Bruno, Vice President,                 2002           $125,000          $   0
   Controller and Chief Accounting Officer       2001            125,000              0
                                                 2000            113,850              0

                           2002 Year-End Option Values

                                      Number of Securities
                                     Underlying Unexercised           Value of Unexercised In-the-Money
                                   Options at Fiscal Year End             Options at Fiscal Year End
           Name                    Exercisable/Unexercisable            Exercisable/Unexercisable (1)
------------------------------------------------------------------------------------------------------------
D. Scott Wilkerson                 150,000                   -                  -                    -

Philip S. Payne                    150,000                   -                  -                    -

Pamela B. Bruno                     40,000                   -                  -                    -

(1)   Based on the closing price of $10.15 per share of common stock on December 31, 2002.

      The following table provides summary information about securities to be issued under our equity compensation plan. More detailed information is provided in the notes to our financial statements included in our annual report to shareholders.

                                 Number of securities                                Number of securities
                                  to be issued upon         Weighted average          remaining available
                                    exercise of            exercise price of         for future issuance
                                outstanding options,      outstanding options,           under equity
       Plan category             warrants and rights       warrants and rights        compensation plans
---------------------------- -------------------------- -------------------------- --------------------------
Equity compensation plans
approved by security
holders                                   477,500                     $12.12                     92,500

Equity compensation plans
not approved by security
holders                                         -                       -                             -
                             -------------------------- -------------------------- --------------------------

Total                                     477,500                     $12.12                     92,500
                             ========================== ========================== ==========================

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      In July 1997, we entered into substantially identical employment agreements with D. Scott Wilkerson (President and Chief Executive Officer) and Philip S. Payne (Executive Vice President and Chief Financial Officer). The term of the agreements is four years, subject to automatic annual renewal for additional one-year periods extending the term to a maximum of ten years. The agreements provide for initial annual base salaries of $139,920, annual discretionary bonuses as determined by the Board of Directors and participation in an incentive compensation plan, along with specified death and disability benefits. The agreements provide for severance payments equal to base salary for the remaining term of the contract (excluding any unexercised renewal periods) in the event of termination without cause. In the event of a change in control of the company, the agreements provide for payments of three times base salary then in effect and three times average discretionary bonus and annual bonus over the prior three fiscal years. In addition, the agreements provide for a lump sum cash payment of the benefit the executive would otherwise have received had all stock options and other stock based compensation been fully vested, been exercised and become due and payable.

      Also, in July 1997, we entered into an employment agreement with Pamela B. Bruno (Vice President, Controller and Chief Accounting Officer). The two-year agreement (with automatic annual renewal periods) is substantially identical to the agreements signed by Messrs. Wilkerson and Payne, except that this agreement provides for an initial annual base salary of $90,000 and limits severance payments to no more than the greater of the then-remaining term of the agreement or one year's total compensation.


                   Management Compensation Committee Report on
                             Executive Compensation

      The Management Compensation Committee is providing this report to assist shareholders in understanding our objectives in establishing the compensation of our executive officers. The Management Compensation Committee is responsible for establishing and administering the company's executive compensation plan.

      We believe that the executive officers' compensation should:

o    Link rewards to business results and shareholder returns;

o Encourage creation of shareholder value and achievement of strategic objectives;

o Maintain an appropriate balance between base salary and short- and long-term incentive opportunity;

o    Attract and retain, on a long-term basis, high-caliber personnel; and

o Provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance, as well as individual responsibilities and performances.

There are three key components to the executive compensation program: base pay, short-term incentives and long-term incentives.

      Base pay for the executive officers is designed to be competitive with that paid by other REITs, considering the size of the company and individual responsibilities and performance. We review base pay for the executive officers annually.

      We base short-term incentives, generally cash payments, on the attainment of certain targeted performance results. These targets include measures such as total shareholder return, operating earnings, funds from operations, cash flow and increasing the size and diversity of our portfolio. Individual awards depend on our assessments of individual performance and the company's success in meeting the specified targets.

      Long-term incentives may include a variety of incentives, including stock options, stock appreciation rights, phantom stock and direct grants of the company's stock. The company has reserved 570,000 shares of common stock for issuance under the Stock Option and Incentive Plan that was adopted in 1994. As of December 31, 2002, options for 477,500 shares of common stock were outstanding.

2002 Compensation of the CEO

      D. Scott Wilkerson became president of the company on October 1, 1994, and was named chief executive officer in April 1995. Mr. Wilkerson's employment contract, effective July 1997, provides for an initial base salary of $139,920, annual discretionary bonuses, and participation in an incentive compensation plan. The Management Compensation Committee determined Mr. Wilkerson's 2002 base salary of $200,000 in the same manner as described above for other executive officers. During 2002, Mr. Wilkerson received a bonus of $25,000, which was based on a subjective evaluation, by the Compensation Committee and the Board of Directors, of his performance rather than being tied to specific criteria.

                                      Management Compensation Committee

                                                 Paul G. Chrysson
                                                 Stephen R. Blank
                                                 W. Michael Gilley
                                                 Peter J. Weidhorn

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

      The following table provides certain information regarding beneficial ownership of common stock as of April 1, 2003, by each of the named executive officers, and by all directors and officers as a group. We do not know of any single person or group who is the beneficial owner of more than 5% of the company's common stock.



                                                      Common Shares
                                                    Beneficially Owned
    Directors and Officers                       Number            Percent
------------------------------------------------------------- ------------------

B. Mayo Boddie                                  218,313                3.7%
D. Scott Wilkerson (1)                          189,570                3.2%
Philip S. Payne (1)                             189,570                3.2%
Stephen R. Blank                                  1,000                   *
Paul G. Chrysson (2)                            269,073                4.4%
W. Michael Gilley (3)                           264,452                4.3%
Peter J. Weidhorn (4)                             8,200                   *
Douglas E. Anderson (5)                          99,771                1.7%
Pamela B. Bruno (6)                              43,691                   *
Eric S. Rohm                                        -0-                   *
All directors and executive officers
   as a group (10 persons) (7)                1,283,640               18.9%
* Less than 1 percent.
(1)   Includes exercisable options for 150,000 shares of common stock.
(2) Includes 245,657 shares issuable (at the company's option) in satisfaction of the right to redeem the same number of units owned by Mr. Chrysson in BNP Residential Properties Limited Partnership, the company's Operating Partnership; plus 23,416 Operating Partnership units that may be convertible into shares of common stock effective May 30, 2003.
(3) Includes 233,565 shares issuable (at the company's option) in satisfaction of the right to redeem the same number of units owned by Mr. Gilley in BNP Residential Properties Limited Partnership, the company's Operating Partnership; plus 30,887 Operating Partnership units that may be convertible into shares of common stock effective May 30, 2003.
(4) Does not include 227,273 shares of Series B Cumulative Convertible Preferred stock in BNP Residential Properties, Inc., that will be convertible into shares of common stock in December 2004, or 227,272 shares of Series B Cumulative Convertible Preferred stock in BNP Residential Properties, Inc. that will be convertible into shares of common stock in September 2005.
(5)   Includes exercisable options for 60,000 shares of common stock.

(6)   Includes exercisable options for 40,000 shares of common stock.
(7) Includes exercisable options for 400,000 shares and 533,525 shares issuable (at the company's option) in satisfaction of the right to redeem the same number of units in BNP Residential Properties Limited Partnership, the company's Operating Partnership.

Preferred Stock

      The following table provides certain information regarding beneficial ownership of Series B Cumulative Convertible Preferred stock as of April 1, 2003. These shares have limited voting rights.



                                                   Series B Preferred Shares
                                                       Beneficially Owned
   Name and address of beneficial owner              Number             Percent
----------------------------------------------- ---------------- ---------------

Preferred Investment I, LLC                        454,545             100.0%
      60 Thomas Drive, Manalapan, NJ 07726


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BNP Residential Properties, Inc. and B. Mayo Boddie

      B. Mayo Boddie, Chairman of our Board of Directors, is Chairman of the Board of Directors and Chief Executive Officer of Enterprises. Mr. Boddie and certain of his family members are the sole owners of Enterprises. We lease 41 restaurant properties to Enterprises. See "BNP Residential Properties, Inc. and Boddie-Noell Enterprises, Inc." below.

      Mr. Boddie is a shareholder and director of Boddie Investment Company. See "BNP Residential Properties, Inc. and Boddie Investment Company" below.

BNP Residential Properties, Inc. and Douglas E. Anderson

      Douglas E. Anderson has served as Vice President and Secretary of our company since our inception in 1987. He has been with Enterprises since 1977 and is currently a director, executive vice president and secretary of Enterprises. Mr. Anderson is also president of BNE Land and Development Company, the real estate development division of Enterprises.

      Mr. Anderson is vice president and secretary of Boddie Investment Company. See "BNP Residential Properties, Inc. and Boddie Investment Company" below.

BNP Residential Properties, Inc. and Boddie-Noell Enterprises, Inc.

      In 1987, we purchased 47 existing restaurant properties from BNE Realty Partners, Limited Partnership, an affiliate of Enterprises, for an aggregate purchase price of $43.2 million. Concurrent with our acquisition of the properties, we leased them on a triple-net basis to Enterprises under a master lease. The master lease, as amended in December 1995, has a primary term expiring in December 2007, but grants Enterprises three five-year renewal options. Under the amended lease, Enterprises pays annual rent equal to the greater of specified minimum rent or 9.875% of food sales from the restaurants. Enterprises operates 40 of the restaurant properties under franchise agreements with Hardee's Food Systems, Inc., and operates one restaurant property as a "BBQ & Ribs," a concept that Enterprises owns.

      Until June 1999, the minimum rent was $4.5 million per year. During 1999 through early 2003, Enterprises closed six restaurants under the "non-economic" provision of an agreement related to the master lease. In conjunction with these closings, we sold the six restaurants to Enterprises for approximately $3.7 million, including $588,000 in 2003, an amount equal to their net book value. The minimum rent is currently $3.9 million per year.

      For the year ended December 31, 2002, the master lease with Enterprises resulted in rental income of $4.0 million, or approximately 10.5% of our total revenues. Enterprises is responsible for all taxes, utilities, insurance, maintenance, and alteration expenses relating to the operation of the restaurant properties.

BNP Residential Properties, Inc. and Boddie Investment Company

      We provide fee management for three limited partnerships, of which Boddie Investment Company is the general partner, and the apartment communities owned by those partnerships. We recorded fee revenues totaling $386,000 from these limited partnerships in 2002.

      In February 1997, we entered into a participating loan agreement with The Villages of Chapel Hill Limited Partnership, a limited partnership whose general partner is Boddie Investment Company. We advanced The Villages $2.5 million, of which $1.9 million was repaid in February 1999, and $500,000 was repaid in February 2000. We also provided, until July 2001, a guarantee of $1.5 million on a note payable by The Villages to a bank. In July 2001, we modified the participating loan agreement to establish a $950,000 "fixed portion" of our participation. Required payment of the fixed portion is subject to cash flow from The Villages property, as defined in the agreement. During 2002, we earned $60,000 in interest and fees, and received $31,000 of the fixed portion related to this participating loan agreement.

BNP Residential Properties, Inc. and the Chrysson Parties

      In September 1997, we signed an agreement with Paul Chrysson, Michael Gilley and certain of their affiliates, all of whom together we refer to as the "Chrysson Parties," to acquire a portfolio of seven apartment communities containing 1,356 units located in North Carolina. Under this acquisition agreement, we acquired six apartment communities in 1997 and 1998. We refer to the acquisition of these Chrysson properties as the Chrysson acquisition. The aggregate contract purchase price of the six communities was approximately $85.9 million, including the issuance of 1,350,000 Operating Partnership units and relief from $67.0 million in debt related to the communities. As part of the acquisition agreement, we appointed Mr. Chrysson and Mr. Gilley to our Board of Directors.

      In May 2002, we acquired Barrington Place and Brookford Place Apartments from the Chrysson Parties, for a contract price of $32.1 million, including the issuance of 146,964 Operating Partnership units and relief from $30.3 million in debt and other liabilities related to the communities. Brookford Place was the last of the seven properties to be acquired under our 1997 agreement with this group.

      Under the terms of the Chrysson acquisition agreement, we have issued 1.5 million Operating Partnership units to Chrysson Parties. In addition, as long as any of the Chrysson Parties is a member of our board of directors or the Chrysson Parties, in the aggregate, own 5% or more of the outstanding shares and Operating Partnership units of the company, we will have a right of first refusal to purchase any project developed in the future by a development entity owned by the Chrysson Parties. As a further condition of the acquisition agreement, the Chrysson Parties have agreed to refrain from developing any apartment communities within a three-mile radius of any apartment community we own now or in the future.

      We provide fee management of several apartment communities owned by members of the Chrysson Parties. We recorded fee revenues totaling $227,000 from these communities in 2002.

BNP Residential Properties, Inc. and Preferred Investment I, LLC

      In December 2001, the Board of Directors authorized the issuance of up to 454,545 shares of Series B Preferred Stock at a price of $11.00 per share, and we issued 227,273 shares to Preferred Investment I, LLC for proceeds of $2.5 million. In connection with this investment, we appointed Peter J. Weidhorn, the managing member of Preferred Investment I, LLC to our Board of Directors. In September 2002, we issued an additional 227,272 shares of Series B Preferred Stock to Preferred Investment I, LLC for proceeds of $2.5 million.

      The preferred shares have a purchase price and liquidation preference of $11.00 per share. The agreement provides for an initial dividend yield of 10% through December 2009, then 12% for two years, and thereafter the greater of 14% or 900 basis points over the 5-year Treasury rate. Preferred Investment I, LLC will have the right to convert each Series B share into one share of the company's common stock after three years or in certain circumstances, such as a change of control or if the company calls the Series B stock for redemption. We have the right to call the Series B Preferred Stock for redemption at any time at a price determined by a formula set forth in the certificate of designation that sets forth the rights and preferences of the Series B Preferred Stock. The holders of preferred shares are generally not entitled to vote on matters submitted to common shareholders. Dividends on preferred shares are subject to declaration by the Board of Directors. But if we fail to pay dividends on the Series B Preferred stock for two consecutive quarters, the holders of the Series B Preferred stock will be entitled to elect at least one-third of our directors, and certain company actions will require at least a two-thirds majority.

Notes Receivable from Management

      In 1996 through 1999, Messrs. Wilkerson and Payne each borrowed $70,000 on an interest-free basis from the company. The loans are secured by shares of the company's common stock and are payable in full six months after termination of employment.

      In addition, we provided a guarantee on a note payable by Mr. Wilkerson to a third party by agreeing to redeem up to 39,750 shares of the company's common stock owned by Mr. Wilkerson at an imputed value of approximately $435,000. This guarantee expired in December 2002.


                       APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the company, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2003. Ernst & Young has served as our independent auditors since October 1996 and is considered by management to be well qualified.

      Representatives of Ernst & Young LLP are expected to be available at the annual meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

      The fees billed by Ernst & Young LLP for services rendered to the company and its subsidiaries in 2002 were as follows:

Audit Fees

      For the audit of the company's annual consolidated financial statements and for the review of the consolidated financial statements included in the company's Quarterly Reports on Form 10-Q for the year ended December 31, 2002, $112,000.

Financial Information Systems Design and Implementation Fees

      For financial information systems design and implementation for the year ended December 31, 2002, none.

All Other Fees

      For the year ended December 31, 2002, audit-related fees of $63,000 and non-audit fees of $138,000. Audit-related fees generally include services related to business acquisitions, accounting consultations and SEC registration statements. Non-audit fees generally consist of tax, advisory and compliance services. The Audit Committee has considered whether the provision of these other services is compatible with maintaining Ernst & Young's independence.

      Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the company or any of its subsidiaries in any capacity.


                                  OTHER MATTERS

 Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on a review of the copies of the forms in its possession, and on written representations from certain reporting persons, the company believes that during 2002 all of its executive officers and directors filed the reports required under Section 16(a) on a timely basis.

Proposals of Shareholders for 2004 Annual Meeting

      Any proposals by holders of common shares for inclusion in proxy solicitation material for the next annual meeting must be received at the BNP Residential Properties, Inc. executive offices no later than December 16, 2003. However, if we hold our 2004 annual meeting before April 28 or after June 27, shareholders must submit proposals for inclusion in our 2004 proxy statement within a reasonable time before we begin to print our proxy materials.

      If a common shareholder wishes to present a proposal at the 2004 annual meeting, whether or not the proposal is intended to be included in the 2004 proxy material, our bylaws require that the shareholder give advance written notice to the secretary of the company by February 21, 2004.

      If a shareholder is permitted to present a proposal at the 2004 annual meeting but the proposal was not included in the 2004 proxy material, we believe that our proxy holder would have the discretionary authority expected to be granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after March

4, 2004, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

Proxy Solicitation

      We may also solicit proxies by personal interview or telephone. In addition to directors or officers of the company, certain independent solicitation agents may solicit proxies. We have retained Corporate Communications, Inc. and Wachovia Bank, N.A. to assist in identifying and contacting shareholders for soliciting proxies. We expect the cost of these services to be approximately $6,000, exclusive of certain other fees we pay to Wachovia Bank and Corporate Communications, Inc. related to the meeting. BNP Residential Properties, Inc. will bear the costs of this solicitation.

                          STOCK PRICE PERFORMANCE GRAPH

      The following stock price performance graph compares the company's performance to the S&P 500 and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an initial investment on December 31, 1997, of $100 in the company and the two indexes, and further assumes the reinvestment of all dividends.

      Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.


                     [object omitted for electronic filing]



Data points:
                         1997         1998         1999         2000         2001         2002
                     -------------------------------------------------------------------------------
The Company                100.00        82.51        74.15        75.97       117.89        129.50
NAREIT                     100.00        82.50        78.69        99.43       113.29        117.61
S&P 500                    100.00       128.58       155.63       141.46       124.65         97.10


Exhibit A
                        BNP RESIDENTIAL PROPERTIES, INC.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

ORGANIZATION

         The Board of Directors (the "Board") shall have an Audit Committee comprised of at least three outside Directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member. Additionally, at least one member should possess accounting or related management expertise. Members of the Committee shall be appointed annually by the Board at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as chairman. The Committee shall hold meetings (in person or by telephone conference) as appropriate, but not less than three times per year.

STATEMENT OF POLICY

         The primary function of the Audit Committee shall be to assist the Board in fulfilling its oversight responsibilities. The Audit Committee will review the financial information provided to shareholders, the corporate accounting and financial reporting practices, the systems of internal financial controls, which management and the Board have established, and the audit process. In performing its duties, the committee will maintain effective working relationships with the Board, management and the external auditors. To effectively perform their role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company's business, operations and risks.

ROLES AND RESPONSIBILITIES

External Audit

A. Consider and make recommendations to the Board concerning the firm to be employed as the Corporation's independent auditor.

B. Review and recommend for approval by the Board the independent auditor's compensation and the terms of its engagement and review the non-audit services performed by the independent auditor to ensure the performing of those services does not impair the independence of the auditors.

C. Consider, in consultation with the independent auditor, the scope and plan of forthcoming audits and the independent auditor's responsibility under generally accepted auditing standards.

D. Review and consider, based on the reports of the independent auditor and the internal auditors (if any):
                  (a) the adequacy of the Corporation's internal accounting controls including electronic data processing procedures and controls and related security programs.
                  (b) any related management letter recommendations, and management's responses to such recommendations made by the independent auditor; and
                  (c) the policies and financial reporting process for retirement and other benefit plans.

Financial Reporting

A.       Review, based on the reports of the independent auditor and management:

                  (a) the corporation's interim and annual financial statements and determine whether they are complete and consistent with the information known to committee members;
                  (b) the results of each external audit of the Corporation's financial statements, including any certification, report, opinion or review rendered by the independent auditor in connection with those financial statements;
                  (c) significant disputes between management and the independent auditor that arose in connection with such audit;
                  (d) any significant changes required in the independent auditor's plan;
                  (e) other matters related to the conduct of the audit which are communicated to the Audit Committee under generally accepted auditing standards, including those concerning:
                               (i) selection of and changes in significant accounting policies and practices and questions of choice of appropriate policies and practices;
                               (ii)   management's formulation of any
                                      particularly sensitive accounting
                                      estimates and the auditor's conclusion as to their reasonableness;
                               (iii)  significant audit adjustments;
                               (iv)   consultation by management with other
                                      accountants about significant matters; and
                               (v)    material difficulties the auditor
                                      encountered in dealing with management in performing the audit.

B. Review significant filings with the SEC containing the Corporation's financial statements, as the Audit Committee deems appropriate.

C. Review policies and reports of reviews with respect to officers' expense accounts.

Internal Audit

A.       Review the need and cost benefit of an Internal Audit function.

Compliance with Code of Conduct

A. Management should report to the Board that a code of conduct is formalized in writing and that all employees are aware of it.

B. Evaluate management's implementation and monitoring of the code of conduct and the guidelines for acceptable business practices.

C. Monitor compliance with the Corporation's policy on business conduct to avoid conflicts of interest and assure ethical business practices and, from time to time, review such policies and make recommendations for changes in them.

D. Periodically obtain updates from management and the general counsel regarding compliance.

Other Responsibilities

A. Periodically review the status of any pending litigation, which could have significant impact on the Corporation's financial condition or seriously affect its reputation.

B. Have authority to inquire into any financial matters in addition to those set forth in the charter with the right and power (at the expense of the Corporation) to employ such persons and organizations to assist it in carrying out its duties as it shall reasonably deem to be necessary.

C. Perform such other functions as may be assigned to it by law or the Corporation's Charter or Bylaws, or by the Board.

D. Report Committee agenda and actions to the Board with such recommendations, as the Audit Committee may deem appropriate.

E.       Review the Audit Committee Charter annually to reassess its adequacy.

P R O X Y               BNP Residential Properties, Inc.

                  Proxy is Solicited on Behalf of the Board of
                Directors for the Annual Meeting of Shareholders
                           to be Held on May 28, 2003

The undersigned hereby:
o acknowledges receipt of the Notice of Annual Meeting of Shareholders of BNP Residential Properties, Inc. to be held on May 28, 2003, and the Proxy Statement in connection therewith;
o appoints D. Scott Wilkerson and Philip S. Payne (the "Proxies"), or either of them, each with the power to appoint a substitute; and
o authorizes the Proxies to represent and vote, as designated below, all the shares of common stock of BNP Residential Properties, Inc. held of record by the undersigned on April 3, 2003, at such Annual Meeting and at any adjournment(s) thereof.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the nominees for directors and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof, unless otherwise indicated.

1.       ELECTION OF DIRECTORS
     (  )FOR all nominees                         (  )WITHHOLD AUTHORITY to vote
         (except as indicated to the contrary below)        for all nominees
     NOMINEES:  B. Mayo Boddie and W. Michael Gilley
     Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


2. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments.
     (  )AUTHORITY GRANTED                        (  )WITHHOLD AUTHORITY



Dated _________________, 2003

                        -------------------------------------------------------

                        -------------------------------------------------------

                        Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

P R O X Y              BNP Residential Properties, Inc.

         Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held on May 28, 2003

The undersigned hereby:
o acknowledges receipt of the Notice of Annual Meeting of Shareholders of BNP Residential Properties, Inc. to be held on May 28, 2003, and the Proxy Statement in connection therewith;
o appoints D. Scott Wilkerson and Philip S. Payne (the "Proxies"), or either of them, each with the power to appoint a substitute; and
o authorizes the Proxies to represent and vote, as designated below, all the shares of Series B Preferred stock of BNP Residential Properties, Inc. held of record by the undersigned on April 3, 2003, at such Annual Meeting and at any adjournment(s) thereof.

The Board of Directors recommends a vote FOR the following proposal:

1.       ELECTION OF SERIES B DIRECTOR
     (  )FOR Peter J. Weidhorn                  (  )WITHHOLD AUTHORITY to vote

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WLL BE VOTED "FOR" THE PROPOSAL TO BE VOTED UPON.


Dated _________________, 2003

                        ------------------------------------------------------

                        ------------------------------------------------------

                        Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.